Exhibit (d)(11)

December 29, 2010

River Road Asset Management, LLC

462 South Fourth Street, Suite 1600

Louisville, KY 40202

Re:	Sub-Investment Advisory Agreement with River Road Asset Management, LLC dated April 15, 2010 (the “Sub-Investment Advisory Agreement”)

Ladies and Gentlemen:

Pursuant to the Sub-Investment Advisory Agreement, we are hereby providing notification of the addition of ASTON/River Road Long-Short Fund (the “Additional Fund”), a series of Aston Funds. Attached hereto is amended Schedule A to the Sub-Investment Advisory Agreement to reflect, among other things, the appropriate effective date and initial term for the Additional Fund.

By acknowledging below, you agree to render the investment advisory and management services to the Additional Fund under the terms of the Sub-Investment Advisory Agreement and the amended Schedule A attached hereto.

ASTON ASSET MANAGEMENT, LP

By:	/s/ Kenneth Anderson
Name:	Kenneth Anderson
Title:	President

Accepted this 29th day of December, 2010

RIVER ROAD ASSET MANAGEMENT, LLC

By:	/s/ R. Andrew Beck
Name:	R. Andrew Beck
Title:	President

SCHEDULE A

Fund	Effective Date	Initial Term

ASTON/River Road Dividend All Cap Value Fund	April 15, 2010	December 31, 2011

ASTON/River Road Small Cap Value Fund	April 15, 2010	December 31, 2011

ASTON/River Road Select Value Fund	April 15, 2010	December 31, 2011

ASTON/River Road Long-Short Fund	December 29, 2010	December 27, 2012